THE ADVISORS’ INNER CIRCLE FUND

Cambiar Aggressive Value Fund

Cambiar Aggressive Value ETF

VOTED:	That the President and the Treasurer, Controller and Chief Financial Officer of the Trust are granted the authority to execute a power of attorney in favor of other appropriate persons, as determined by such officers, for the purpose of signing the N-14 Registration Statement(s) and any amendments thereto.